Exhibit 99.1

Willis Group Reports First Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--May 4, 2011--Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the quarter ended March 31, 2011.

First quarter 2011 highlights include:

  4 percent reported and organic growth in commissions and fees compared with the first quarter of 2010
  Reported operating margin of 23.6 percent, compared with 31.0 percent in first quarter of 2010; adjusted operating margin of 32.8 percent, up 60 basis points compared with 32.2 percent in the first quarter of 2010
  Reported earnings per diluted share of $0.20; adjusted earnings per diluted share of $1.28
  Successfully completed an $800 million Senior Notes issue; repaid previously issued 12.875% Senior Notes

“When we reported our 2010 results, we laid out a plan for 2011 and beyond to deliver the results we want to achieve. We had a great start to the year, delivering what we said we would. In the first quarter of 2011, we completed the operational review and recorded most of the charge, and implemented growth initiatives. We reduced the cost and extended the maturity profile of our debt through a very successful bond issue and repaid our most expensive debt,” said Joe Plumeri, Chairman and Chief Executive Officer, Willis Group Holdings. “Even though there was no meaningful change in the economic and rate environment for much of our business in the first quarter of 2011, we achieved 4 percent organic growth in commissions and fees. As planned, we delivered modest growth in adjusted operating margin and adjusted earnings per diluted share, which increased to 32.8 percent and $1.28, respectively.”

First Quarter 2011 Financial Results

Reported net income for the first quarter of 2011 was $34 million, or $0.20 per diluted share, compared with $204 million, or $1.20 per diluted share, in the same period a year ago. Reported net income in the first quarter of 2011 was impacted by a $97 million charge related to the 2011 operational review and $171 million make-whole amounts related to the repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, which are detailed later in this release.

Adjusted net income per diluted share, which excludes the impact of certain items detailed later in the release, was $1.28 in the first quarter of 2011 compared with $1.27 in the first quarter of 2010. Foreign currency movements increased earnings per diluted share by $0.04 in the first quarter of 2011 compared with the first quarter of 2010.

Total reported revenues for the first quarter of 2011 were $1,008 million compared with $972 million for the same period of 2010, an increase of 4 percent. Total commissions and fees for the first quarter of 2011 were $1 billion, an increase of 4 percent from $963 million reported in the first quarter of 2010. Foreign currency movements increased reported commissions and fees by 1 percent compared with the same period a year ago. Investment income was $8 million in the first quarter of 2011 compared with $9 million in the first quarter of 2010.

Organic growth in commissions and fees was 4 percent in the first quarter of 2011 compared with the same period of 2010, of which $6 million was attributable to a change in accounting within one of the Company’s Global Specialty businesses to conform to current Company accounting policy. Organic growth reflected net new business won of 5 percent, driven by solid new business generation with higher retention of existing clients. Partially offsetting net new business growth was a negative 1 percent impact from declining premium rates and other market factors.

North America Segment

The North America segment reported a 2 percent decline in commissions and fees (of which 1 percent was due to a decline in legacy HRH contingent commissions) and a 1 percent decline in organic commissions and fees in the first quarter of 2011 compared with the same period of 2010. North America benefited from higher client retention and continued to generate solid new business growth. There was good growth in specialty businesses although the segment results continue to reflect soft insurance market and US economic conditions. Operating margin in the segment declined 160 basis points to 23.7 percent in the first quarter of 2011 compared with the prior year period primarily due to lower commissions and fees, including lower legacy HRH contingent commissions.

International Segment

The International business segment reported 7 percent growth in commissions and fees compared with the same period in 2010, including a 1 percent favorable impact from foreign currency movements. Organic growth in commissions and fees was 6 percent, including double-digit growth in Latin America, Asia, Eastern Europe and South Africa. The UK and Ireland retail market and Continental Europe each recorded positive mid-single digit growth. Segment operating margin was 29.8 percent compared with 32.2 percent in the first quarter of 2010. Strong growth in commissions and fees was more than offset by investments to fund growth, including increased headcount and higher incentive compensation.

Global Segment

The Global segment, which comprises the Reinsurance, Global Specialties, London Markets Wholesale, and Willis Capital Markets & Advisory business units, reported 8 percent growth in commissions and fees and 8 percent organic growth in commissions and fees in the first quarter of 2011 compared with the first quarter of 2010. The change in accounting in the Global Specialty unit described above resulted in a $6 million favorable impact to commissions and fees with a corresponding 2 percent favorable impact to organic growth in commissions and fees in the first quarter of 2011. The Reinsurance business, particularly in North America, performed strongly, with net new business more than offsetting continued softness in reinsurance rates. Willis Capital Markets & Advisory was also a driver of organic commission and fee growth in the quarter, as a result of increased M&A advisory activity. Operating margin for the segment was a seasonally high 48.5 percent, compared with 46.1 percent in the first quarter of 2010. Strong growth in commissions and fees, and favorable foreign currency movements were partially offset by investments to fund growth, including higher incentive compensation.

Other

Reported salaries and benefits were $584 million in the first quarter of 2011 compared with $486 million in the first quarter of 2010. Salaries and benefits, as a percentage of revenues, were 58.0 percent in the first quarter of 2011 compared with 50.0 percent in the first quarter of 2010. The increase in salaries and benefits was primarily attributable to severance and other costs associated with the 2011 operational review charge. Excluding the impact of the charge, salaries and benefits, as a percentage of revenues, would have been 49.8 percent, consistent with the prior year quarter.

The Company made $195 million of cash retention payments during the first quarter of 2011 compared with $169 million in the first quarter of 2010. Incentive compensation included $44 million of amortization of cash retention payments in the first quarter of 2011 compared with $28 million in the first quarter of 2010. As of March 31, 2011, December 31, 2010 and March 31, 2010, the Company included $328 million, $173 million and $233 million, respectively, in other assets on the balance sheet, which represented the unamortized portion of cash retention payments made before those dates.

Reported other operating expenses were $153 million in the first quarter of 2011 compared with $149 million in the first quarter of 2010. Other operating expenses, as a percentage of revenues, were 15.2 percent in the first quarter of 2011 compared with 15.3 percent in the same quarter a year ago.

Reported operating margin was 23.6 percent for the first quarter of 2011 compared with 31.0 percent for the same period of 2010. Adjusted operating margin was 32.8 percent in the first quarter of 2011, compared with 32.2 percent in the year ago quarter. The improvement in adjusted operating margin reflected solid organic growth in commissions and fees and favorable foreign currency movements, tempered by higher salary and benefit expense, including incentive compensation.

2011 Operational Review

The Company recorded a pre-tax charge of $97 million in the first quarter of 2011 related to the previously announced operational review. It is anticipated that the total pre-tax charge in 2011 related to the operational review will be approximately $130 million. The Company anticipates that the balance of the charge will be recorded over the remaining quarters of 2011.

The Company anticipates that the operational review will result in total cost savings of approximately $65 to $75 million in 2011. It is also anticipated that the Company will achieve annualized cost savings of approximately $95 to $105 million beginning in 2012.

Tax

The effective tax rate for the quarter ended March 31, 2011 was 4 percent. After adjusting for the net effect of certain non-recurring items, the underlying tax rate for the quarter ended March 31, 2011 was 26 percent, in line with the underlying effective tax rate for the full year 2010.

Capital

As of March 31, 2011, cash and cash equivalents totaled $432 million and total debt was $2.6 billion.

In the first quarter of 2011, the Company issued $300 million aggregate principal amount of Senior Notes due March 2016 at 4.125%, and $500 million aggregate principal amount of Senior Notes due March 2021 at 5.75%.

In the first quarter of 2011, the Company repurchased $465 million of its 12.875% Senior Notes due September 2016. The Company also called for redemption the $35 million of 12.875% Senior Notes due 2016 that remained outstanding. This redemption was completed on April 18, 2011. As a result of these actions, the Company recorded costs of $171 million related to make-whole amounts on the repurchase and redemption of Senior Notes and the write-off of unamortized debt issuance costs in the first quarter of 2011.

Total equity as at March 31, 2011 was $2.7 billion.

Dividend

The Board of Directors declared a regular quarterly cash dividend on the Company’s ordinary shares of $0.26 per share (an annual rate of $1.04 per share). The dividend is payable on July 15, 2011 to shareholders of record on June 30, 2011.

Conclusion

“While the external operating environment continues to be challenging, we remain focused on executing our plan. During the remainder of the year we will focus on implementing our growth initiatives and delivering cost savings. We believe these building blocks will enable us to deliver modest adjusted operating margin and adjusted earnings per share growth in 2011 and significantly accelerate operating margin and earnings growth in 2012 and beyond,” said Mr. Plumeri.

Conference Call and Web Cast

A conference call to discuss the first quarter 2011 results will be held on Thursday, May 5, 2011, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (domestic) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, through June 5, 2011 at 11:59 PM Eastern Time, by calling (866) 489-2844 (domestic) or +1 (203) 369-1658 (international) with no pass code, or by accessing the website.

About Willis

Willis Group Holdings plc is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, potential cost savings and acceleration of operating margin and earnings growth, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

  the impact of any regional, national or global political, economic, business, competitive, environmental, market and regulatory conditions on our global business operations;
  the impact of current financial market conditions on our results of operations and financial condition, including as a result of any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;
  our ability to continue to manage our significant indebtedness;
  our ability to compete effectively in our industry;
  our ability to implement and realize anticipated benefits of the 2011 operational review, the Willis Cause or any other initiative we pursue;
  material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane, or otherwise;
  the volatility or declines in other insurance markets and premiums on which our commissions are based, but which we do not control;
  our ability to retain key employees and clients and attract new business;
  the timing or ability to carry out share repurchases, refinancings or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;
  any fluctuations in exchange and interest rates that could affect expenses and revenue;
  rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;
  a significant decline in the value of investments that fund our pension plans or changes in our pension plan funding obligations;
  our ability to achieve the expected strategic benefits of transactions;
  our ability to receive dividends or other distributions in needed amounts from our subsidiaries;
  changes in the tax or accounting treatment of our operations;
  any potential impact from the US healthcare reform legislation;
  the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;
  our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;
  risks associated with non-core operations including underwriting, advisory or reputational;
  our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and
  the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2010 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or on request from the Company as set forth in Part I, Item 1 “Business-Available Information” in Willis’ Form 10-K.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed financial statements.

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (in millions, except per share data) (unaudited)

	Three months ended March 31,
	2011	2010
Revenues
Commissions and fees	$1,000	$963
Investment income	8	9
Other income	-	-
Total revenues	1,008	972
Expenses
Salaries and benefits (including share-based compensation of $14 million, $12 million)	584	486
Other operating expenses	153	149
Depreciation expense	20	15
Amortization of intangible assets	17	21
Gain on disposal of operations	(4)	-
Total expenses	770	671
Operating Income	238	301
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	171	-
Interest expense	40	43
Income before Income Taxes and Interest in Earnings of Associates	27	258
Income taxes	1	67
Income before Interest in Earnings of Associates	26	191
Interest in earnings of associates, net of tax	16	20
Net Income	42	211
Net income attributable to noncontrolling interests	(8)	(7)
Net Income attributable to Willis Group Holdings plc	$34	$204

WILLIS GROUP HOLDINGS plc CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued) (in millions, except per share data) (unaudited)

	Three months ended March 31,
	2011	2010
Earnings per Share
Net income attributable to Willis Group Holdings plc shareholders:
- Basic	$0.20	$1.21
- Diluted	$0.20	$1.20
Average Number of Shares Outstanding
- Basic	171	169
- Diluted	174	170
Shares Outstanding as of March 31 (thousands)	171,718	169,380

WILLIS GROUP HOLDINGS plc SUMMARY DRAFT BALANCE SHEETS (in millions) (unaudited)

	March 31, 2011	December 31, 2010
Current Assets
Cash & cash equivalents	$432	$316
Accounts receivable, net	992	839
Fiduciary assets	10,484	9,569
Deferred tax assets	27	36
Other current assets	369	340
Total current assets	12,304	11,100

Non-current Assets
Fixed assets, net	386	381
Goodwill	3,312	3,294
Other intangible assets, net	477	492
Investments in associates	193	161
Deferred tax assets	7	7
Pension benefits asset	202	179
Other non-current assets	357	233
Total non-current assets	4,934	4,747
Total Assets	$17,238	$15,847

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$10,484	$9,569
Deferred revenue and accrued expenses	349	298
Income taxes payable	29	57
Short-term debt and current portion of long term debt	145	110
Deferred tax liabilities	8	9
Other current liabilities	343	266
Total current liabilities	11,358	10,309

Non-current Liabilities
Long-term debt	2,432	2,157
Liability for pension benefits	156	164
Deferred tax liabilities	65	83
Provision for liabilities	187	179
Other non-current liabilities	371	347
Total non-current liabilities	3,211	2,930
Total Liabilities	14,569	13,239

Equity attributable to Willis Group Holdings plc	2,630	2,577
Noncontrolling interests	39	31
Total Equity	2,669	2,608
Total Liabilities and Equity	$17,238	$15,847

WILLIS GROUP HOLDINGS plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues. We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provide a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income

Adjusted operating income and adjusted net income are calculated by excluding the impact of certain items from operating income and net income, respectively the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income, provides a more complete and consistent comparative analysis of our results of operations.

2.	Segment presentation

Effective January 1, 2011 the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, which was previously reported in the International segment, is now reported in the Global segment, and Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

3.	Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by business unit to the percentage change in reported commissions and fees for the three months ended March 31, 2011:

	Three months ended March 31,			Change attributable to
	2011	2010	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global (b)	$358	$331	8%	-%	-%		8%
North America (b)	356	365	(2)%	-%	(1)%	(c)	(1)%
International (b)	286	267	7%	1%	-%		6%
Commissions and fees (d)	$1,000	$963	4%	1%	(1)%		4%
(a)	Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.
(b)	Effective January 1, 2011, the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.
(c)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $4 million in the first quarter of 2011 compared with $8 million in the first quarter of 2010.
(d)	Reported commission and fees in the quarter ended March 31, 2011 included $6 million favorable impact from a change in accounting within one of the Company’s Global Specialty businesses in the Global segment to conform to current Company accounting policy.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.
4.	Cash Retention Awards

The Company makes annual cash retention awards to its employees. Employees must repay a proportionate amount of these awards if they voluntarily leave the Company’s employ (other than in the event of retirement or permanent disability) before a certain time period, currently up to three years. The Company makes cash payments to its employees in the year it grants these retention awards and recognizes these payments ratably over the period they are subject to repayment, beginning in the quarter in which the award is made. The unamortized portion of cash retention awards is recorded within other assets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three months ended March 31, 2011 and 2010:
	Three months ended March 31,
	2011	2010

Cash retention awards made	$195	$169

Amortization of cash awards (included in Salaries and benefits)	$44	$28

Unamortized cash retention awards (included in other assets)	$328	$233

5.	2011 Operational review

In the three months ended March 31, 2011, the Company incurred expenses totaling $97 million ($69 million or $0.39 per diluted share after tax) in connection with the previously announced 2011 operational review.

The following table provides an analysis by expense category:
Three months ended March 31,
Pre-tax
Expense category	2011
Salaries and benefits – severance (a)	$48
Salaries and benefits - other (b)	34
Other operating expenses	11
Depreciation	4
$97
(a)	Severance costs relate to approximately 450 positions that have been eliminated, including $2 million relating to waived retention awards.
(b)	Other salaries and benefits costs relate primarily to contract buyouts.
6.	Adjusted Operating Income

The following table reconciles adjusted operating income to operating income, the most directly comparable GAAP measure, for the three months ended March 31, 2011 and 2010:
	Three months ended March 31,
	2011	2010	% Change
Operating Income	$238	$301	(21)%
Excluding:
2011 operational review charge (a)	97	-
Gain on disposal of operations	(4)
Venezuela currency devaluation (b)	-	12

Adjusted Operating Income	$331	$313	6%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	23.6%	31.0%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	32.8%	32.2%
(a)	Charge relating to the 2011 operational review, including $48 million of severance costs relating to the elimination of approximately 450 positions.
(b)	With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other operating expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

7.	Adjusted Net Income

The following table reconciles adjusted net income to net income, the most directly comparable GAAP measure, for the three months ended March 31, 2011 and 2010:

	Three months ended March 31,			Per diluted share Three months ended March 31,
	2011	2010	% Change	2011	2010	% Change
Net Income attributable to Willis Group Holdings plc	$34	$204	(83)%	$0.20	$1.20	(83)%

Excluding:
2011 operational review charge, net of tax ($28), ($nil) (a)	69	-		0.39	-
Gain on disposal of operations, net of tax ($nil), ($nil)	(4)	-		(0.02)
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($47), ($nil)	124	-		0.71	-
Venezuela currency devaluation, net of tax ($nil), ($nil) (b)	-	12		-	0.07

Adjusted Net Income	$223	$216	3%	$1.28	$1.27	1%

Diluted shares outstanding, GAAP basis	174	170
(a)	Charge relating to the 2011 operational review, including $48 million of severance costs relating to the elimination of approximately 450 positions.
(b)	With effect from January 1, 2010, the Venezuelan economy was designated as hyper-inflationary. The Venezuelan government also devalued the Bolivar Fuerte in January 2010. As a result of these actions, the Company recorded a one-time charge in other expenses to reflect the re-measurement of its net assets denominated in Venezuelan Bolivar Fuerte.

8. Condensed Consolidated Income Statements by Quarter

	2010					2011
	Q1	Q2	Q3	Q4	FY	Q1
Revenues
Commissions and fees	$963	$789	$723	$825	$3,300	$1,000
Investment income	9	10	10	9	38	8
Other income	-	-	-	1	1	-
Total Revenues	972	799	733	835	3,339	1,008
Expenses
Salaries and benefits	486	456	462	469	1,873	584
Other operating expenses	149	135	129	153	566	153
Depreciation expense	15	16	14	18	63	20
Amortization of intangible assets	21	21	22	18	82	17
Net loss / (gain) on disposal of operations	-	2	-	-	2	(4)
Total Expenses	671	630	627	658	2,586	770
Operating Income	301	169	106	177	753	238
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	-	-	-	-	-	171
Interest expense	43	41	40	42	166	40

Income before Income Taxes and Interest in Earnings of Associates	258	128	66	135	587	27
Income tax charge	67	35	10	28	140	1

Income before Interest in Earnings of Associates	191	93	56	107	447	26
Interest in earnings of associates, net of tax	20	(2)	9	(4)	23	16
Net Income	211	91	65	103	470	42
Net income attributable to noncontrolling interests	(7)	(2)	(1)	(5)	(15)	(8)
Net Income attributable to Willis Group Holdings plc	$204	$89	$64	$98	$455	$34

Diluted Earnings per Share
Net Income attributable to Willis Group Holdings plc shareholders	$1.20	$0.52	$0.37	$0.57	$2.66	$0.20
Average Number of Shares Outstanding
- Diluted	170	171	171	172	171	174

9. Segment Information by Quarter

	2010 (b)					2011
	Q1	Q2	Q3	Q4	FY	Q1
Commissions and Fees
Global	$331	$249	$210	$204	$994	$358
North America	365	328	330	346	1,369	356
International	267	212	183	275	937	286
Total Commissions and Fees	$963	$789	$723	$825	$3,300	$1,000

Total Revenues
Global	$334	$251	$212	$206	$1,003	$361
North America	368	333	334	350	1,385	358
International	270	215	187	279	951	289
Total Revenues	$972	$799	$733	$835	$3,339	$1,008

Operating Income
Global	$154	$87	$49	$30	$320	$175
North America	93	68	71	88	320	85
International	87	41	8	90	226	86
Corporate and Other (a)	(33)	(27)	(22)	(31)	(113)	(108)
Total Operating Income	$301	$169	$106	$177	$753	$238

Organic Commissions and Fees Growth
Global	7%	9%	4%	7%	7%	8%
North America	1%	(1)%	2%	(1)%	-%	(1)%
International	3%	6%	6%	8%	5%	6%
Total Organic Commissions and Fees growth	3%	4%	4%	4%	4%	4%

Operating Margin
Global	46.1%	34.7%	23.1%	14.6%	31.9%	48.5%
North America	25.3%	20.4%	21.3%	25.1%	23.1%	23.7%
International	32.2%	19.1%	4.3%	32.3%	23.8%	29.8%
Total Operating Margin	31.0%	21.2%	14.5%	21.2%	22.6%	23.6%
(a)	Corporate and Other includes the costs of the holding company, foreign exchange loss from the devaluation of the Venezuelan currency, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, 2011 Operational review charge, integration costs associated with the acquisition of HRH and the costs associated with the redomicile of the Company’s parent company from Bermuda to Ireland.

(b)	Effective January 1, 2011, the Company’s internal reporting structure has changed. The primary changes are: Global Markets International, previously reported within the International segment, is now reported in the Global segment. In addition, Mexico Retail, which was previously reported within the International segment, is now reported in the North America segment. Comparative data has been restated accordingly.

CONTACT:
Willis Group Holdings plc
Investors:
Mark Jones, 212-915-8796
mark.p.jones@willis.com
or
Media:
Ingrid Booth, +44 203 124-7182
boothi@willis.com